                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                    FRANKLIN ELECTRONICS PUBLISHERS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                    FRANKLIN ELECTRONICS PUBLISHERS, INC.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                 FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               ----------------

  The annual meeting of shareholders of FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED (the "Company"), a Pennsylvania corporation, will be held at the offices of The Chase Manhattan Corporation, 270 Park Avenue, 11th Floor Room A, New York, New York, on Wednesday, July 23, 1997, at 10:00 A.M., for the following purposes:

    (1) To elect ten directors of the Company to serve for a term of one year;

    (2) To ratify the appointment of auditors of the Company to serve until the next annual meeting of shareholders; and

    (3) To consider and act upon such other matters as may properly come before the meeting.

  Only shareholders of record at the close of business on June 13, 1997 are entitled to vote at the meeting.

  You are requested to fill in, date and sign the enclosed proxy, which is solicited by the Board of Directors of the Company, and to mail it promptly in the enclosed envelope.

                                          By order of the Board of Directors,

                                          GREGORY J. WINSKY,
                                          Secretary

Burlington, New Jersey
June 23, 1997

                 FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED
                               ----------------
              PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                                 JULY 23, 1997
                               ----------------

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED (the "Company") to be used at the annual meeting of shareholders of the Company which will be held at the offices of The Chase Manhattan Corporation, 270 Park Avenue, 11th Floor Room A, New York, New York, on Wednesday, July 23, 1997, at 10:00 A.M., and at any adjournments thereof.

  Shareholders who execute proxies retain the right to revoke them at any time by notice in writing to the Secretary of the Company, by revocation in person at the meeting or by presenting a later dated proxy. Unless so revoked, the shares represented by proxies will be voted at the meeting. The shares represented by the proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Shareholders vote at the meeting by casting ballots (in person or by proxy) which are tabulated by a person who is appointed by the Board of Directors before the meeting to serve as inspector of election at the meeting and who has executed and verified an oath of office. Abstentions and broker "non-votes" are included in the determination of the number of shares present at the meeting for quorum purposes, but broker "non-votes" are not counted in the tabulations of the votes cast on proposals presented to shareholders. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. There are no proposals at this meeting which involve broker "non-votes."

  The principal executive offices of the Company are located at One Franklin Plaza, Burlington, New Jersey 08016-4907. The approximate date on which this Proxy Statement and the enclosed form of proxy were first sent or given to shareholders is June 27, 1997.

  Shareholders of record at the close of business on June 13, 1997 will be entitled to one vote for each share of common stock, no par value (the "Common Stock"), of the Company then held. There were outstanding on such date 8,069,133 shares of Common Stock.

                             ELECTION OF DIRECTORS

  Ten directors will be elected at the meeting for a term of one year and until their respective successors shall have been elected and shall qualify. The election of directors requires the affirmative vote of a plurality of the shares of Common Stock present in person or by proxy at the meeting. EACH PROXY RECEIVED WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED BELOW UNLESS OTHERWISE SPECIFIED IN THE PROXY. At this time, the Board of Directors of the Company knows of no reason why any nominee might be unable to serve. There are no arrangements or understandings between any director or nominee and any other person pursuant to which such person was selected as a director or nominee, except that the Company has agreed, pursuant to the terms of the employment agreement between the Company and Morton E. David, to nominate Mr. David for election to the Board of Directors.

                                                                                          YEAR
                                                                                        BECAME A
 NAME OF NOMINEE               PRINCIPAL OCCUPATION                               AGE   DIRECTOR
 ---------------               --------------------                               ---   --------
 Edward H. Cohen.............  Partner, Rosenman & Colin LLP                      58      1987
 Morton E. David.............  Chairman of the Board and
                               Co-Chief Executive Officer of the Company          60      1984
 Bernard Goldstein...........  Director, Broadview Associates, LLC.               66      1989
 Leonard M. Lodish...........  Professor of Marketing, Wharton School of
                               the University of Pennsylvania                     53      1987
 James Meister...............  President and Chief Executive Officer,
                               Kings Supermarkets, Inc.                           55      1996
 Howard L. Morgan............  President, Arca Group, Inc.                        51      1981
 Jerry R. Schubel............  President, New England Aquarium                    61      1991
 James H. Simons.............  Chairman of the Board, Renaissance
                               Technologies Corp.                                 59      1981
 Michael R. Strange..........  Executive Vice President of the Company            49      1984
 William H. Turner...........  President and Co-Chief Executive Officer
                               of the Company                                     57      1994

  No family relationship exists between any director and executive officer of the Company.

  Mr. Cohen is, and for more than the past five years has been, a partner in the New York City law firm of Rosenman & Colin LLP. Mr. Cohen is a director of Phillips-Van Heusen Corporation, a manufacturer and marketer of apparel and footwear. See "Certain Relationships and Related Transactions."

  Mr. David joined the Company in May 1984 as Chairman of the Board of Directors and Chief Executive Officer. He became Co-Chief Executive Officer upon Mr. Turner's joining the Company on October 1, 1996.

  Mr. Goldstein became a director of Broadview Associates, LLC, an investment banking firm that provides services to the information technology industry, on January 1, 1997. For more than the past five years he had been managing director of Broadview. He is a director of Apple Computer, Inc., a diversified computer company, SPSS, Inc., a statistical software firm, Enterprise Systems, Inc., a provider of health care information services to hospitals, and Sungard Data Systems, Inc., a company that provides disaster recovery and financial information services. See "Certain Relationships and Related Transactions."

  Mr. Lodish is the Samuel R. Harrell Professor of Marketing at the Wharton School of the University of Pennsylvania. He has been a Professor of Marketing since 1976, and was Chairman of the Marketing Department of the Wharton School from 1984 to 1988 and 1992 to 1994. He is a director of Information Resources, Inc., a marketing research and decision support systems firm, Walsh International, a sales force automation provider, and J&J Snack Foods, Inc., a producer and marketer of specialty foods.

  Mr. Meister is, and for more than the past five years has been, President and Chief Executive Officer of Kings Supermarkets, Inc., a food retailer.

  Mr. Morgan is, and for more than the past five years has been, President of Arca Group, Inc., a consulting and investment management firm. He is a director of Quarterdeck Corp., a software company, Unitronix Corp., a software supplier, HDS Network Systems, Inc., a provider of network terminals, Cylink Corp., a developer of software for secure communications, Segue Software, Inc., a developer of automated software systems, Infonautics Corp., a provider of online information, Kentek Information Systems, Inc., a manufacturer of laser printers, and MetaCreations, Inc., a developer of computer graphics software. See "Certain Relationships and Related Transactions."

  Mr. Schubel became President and Chief Executive Officer of New England Aquarium in 1994. From 1974 to 1994, Mr. Schubel was the Director of the Marine Sciences Research Center of the State University of New York at Stonybrook, New York.

  Mr. Simons has been Chairman of the Board and President of Renaissance Technologies Corp. since 1982. He is also Chairman of the Board, President and the sole shareholder of Renaissance Ventures Ltd., an investment advisory firm. Mr. Simons is a director of Numar Corp., a manufacturer of nuclear magnetic resonance oil well logging tools, Kentek Information Systems, Inc., Cylink Corp. and Segue Software, Inc. See "Certain Relationships and Related Transactions."

  Mr. Strange has been Executive Vice President of the Company since 1985.

  Mr. Turner has been President and Co-Chief Executive Officer of the Company since October 1, 1996. Prior to joining the Company, he was Vice Chairman of The Chase Manhattan Bank. For more than the prior thirty years, Mr. Turner held a variety of positions at Chemical Banking Corporation prior to its merger with Chase Manhattan Bank. Mr. Turner is a director of Standard Motor Products, Inc. and The Park Avenue Bank, N.A.

  The Board of Directors of the Company has two standing committees: an Audit Committee, consisting of Messrs. Simons and Cohen, and a Stock Option and Compensation Committee (the "Compensation Committee"), consisting of Messrs. Simons, Goldstein and Morgan. The Audit Committee is charged with recommending annually to the Board of Directors the independent auditors to be retained by the Company, reviewing the audit plan with the auditors and reviewing the results of the audit with the officers of the Company and its auditors. The Audit Committee held one meeting during the fiscal year ended March 31, 1997. The Compensation Committee is charged with administering the Company's 1988 Employee Stock Option Plan (the "Option Plan") and fixing the compensation, including salaries and bonuses, of all officers of the Company. The Compensation Committee held three meetings during the fiscal year ended March 31, 1997.

  During the fiscal year ended March 31, 1997, there were four regularly scheduled meetings of the Board of Directors and three special meetings. Each of the directors attended at least 75 percent of the aggregate number of meetings of the Board and of any Committees of the Board on which he serves.

  The Company will consider for election to the Board of Directors a nominee recommended by a shareholder if the recommendation is made in writing and includes (i) the qualifications of the proposed nominee to serve on the Board of Directors, (ii) the principal occupation and employment of the proposed nominee during the past five years, (iii) each directorship currently held by the proposed nominee and (iv) a statement that the proposed nominee has consented to the nomination. The recommendation should be addressed to the Secretary of the Company.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the ownership of the Common Stock as of June 13, 1997 by (i) all those known by the Company to be the beneficial owners of more than five percent of the Common Stock,
(ii) all directors and nominees for director, (iii) each executive officer of the

Company named in the Summary Compensation Table on page 7 hereof and (iv) all executive officers and directors of the Company as a group. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares listed as beneficially owned by such shareholder.

                                                          AMOUNT
                                                       BENEFICIALLY PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                      OWNED       CLASS
------------------------------------                   ------------ ----------
Bermuda Trust Company Ltd., Trustee (1)...............  1,232,540       14%
  Front Street
  Hamilton, Bermuda
Morton E. David (2)...................................    408,801        5%
  Franklin Electronic Publishers, Inc.
  One Franklin Plaza
  Burlington, New Jersey 08016
William H. Turner.....................................     68,000        *
  Franklin Electronic Publishers, Inc.
  One Franklin Plaza
  Burlington, New Jersey 08016
James H. Simons (3)...................................     51,667        *
  Renaissance Technologies Corp.
  800 Third Avenue
  New York, New York 10022
Michael R. Strange....................................     51,556        *
  Franklin Electronic Publishers, Inc.
  One Franklin Plaza
  Burlington, New Jersey 08016
Howard L. Morgan (4)..................................     48,250        *
  Arca Group, Inc.
  764 Mt. Moro Road
  Villanova, Pennsylvania 19085
Leonard M. Lodish.....................................     39,000        *
  The Wharton School
  University of Pennsylvania
  Philadelphia, Pennsylvania 19022
Bernard Goldstein.....................................     35,308        *
  Broadview Associates, L.P.
  1 Bridge Plaza
  Ft. Lee, New Jersey 07024
Edward H. Cohen.......................................     34,045        *
  Rosenman & Colin LLP
  575 Madison Avenue
  New York, New York 10022
Jerry R. Schubel......................................     33,047        *
  New England Aquarium
  Central Wharf
  Boston, Massachusetts 02110

                                                        AMOUNT
                                                     BENEFICIALLY PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                    OWNED       CLASS
------------------------------------                 ------------ ----------
James Meister.......................................     3,000         *
  Kings Supermarkets, Inc.
  2 Dedrick Place
  West Caldwell, New Jersey 07006
Gregory J. Winsky (5)...............................    59,293         *
  Franklin Electronic Publishers, Inc.
  One Franklin Plaza
  Burlington, New Jersey 08016
Barry J. Lipsky.....................................    40,499         *
  Franklin Electronic Publishers, Inc.
  One Franklin Plaza
  Burlington, New Jersey 08016
Michael Kemp........................................    36,080         *
  Franklin Electronic Publishers (UK) Ltd.
  7 Windmill Business Village
  Sunbury-on-Thames
  Middlesex, TW16 7DY
  United Kingdom
All executive officers and directors as a group (15
 persons)...........................................   956,773        11%

--------
* less than 1%

(1) Held by Bermuda Trust Company Ltd. as trustee of a trust of which James H. Simons and members of his immediate family are beneficiaries.

(2) Includes 86,602 shares owned by certain trusts for Mr. David's children over which Mr. David has investment power and 2701 shares held by a trust for Mr. David's benefit.

(3) Includes 16,954 shares held by or for the benefit of members of Mr. Simons' immediate family, 5,701 shares held by the estate of one of Mr. Simon's children of which estate Mr. Simon is administrator and 53 shares held by Renaissance Ventures Ltd., of which Mr. Simons is the chairman and sole shareholder.

(4) Includes 5,250 shares held for the benefit of Mr. Morgan's children.

(5) Includes 1,600 shares in trust for the benefit of Mr. Winsky's children.

  The foregoing table also includes shares which the following directors have the right to acquire within sixty days upon the exercise of options: Mr. Turner, 45,000 shares; Mr. Strange, 36,081 shares; Mr. David, 33,000 shares; Mr. Cohen, 28,959 shares; Mr. Simons, 28,959 shares; Mr. Goldstein, 18,959 shares; Mr. Schubel, 18,959 shares; Mr. Lodish, 14,000 shares; Mr. Morgan, 9,000 shares; and Mr. Meister, 3,000 shares. The foregoing table also includes 133,083 shares which all executive officers who are not directors, as a group, have the right to acquire within sixty days upon the exercise of options.

  Based upon a review of the filings furnished to the Company pursuant to Rule 16a-3(e) promulgated under the Securities Exchange Act of 1934 and on representations from its executive officers and directors and persons who beneficially own more than ten percent of the Common Stock, all filing requirements of Section 16(a) of the Securities Exchange Act of 1934 were complied with in a timely manner during the fiscal year ended March 31, 1997.

                            EXECUTIVE COMPENSATION

                          SUMMARY COMPENSATION TABLE

  The following table summarizes all plan and non-plan compensation awarded to, earned by, or paid to the Company's co-chief executive officers and its four most highly compensated executive officers, other than the co-chief executive officers (together, the "Named Executive Officers"), who were serving as executive officers of the Company or one of its subsidiaries or divisions during and at the end of the Company's last fiscal year, for services rendered in all capacities to the Company and its subsidiaries for each of the Company's last three fiscal years:

                                            ANNUAL           LONG-TERM    ALL OTHER
                                        COMPENSATION        COMPENSATION COMPENSATION
                                  ------------------------- ------------ ------------
                                                               AWARDS
                                                     OTHER  ------------
                                                    ANNUAL   SECURITIES
                                                    COMPEN-  UNDERLYING
                                   SALARY   BONUS   SATION    OPTIONS
NAME AND PRINCIPAL POSITION  YEAR    $        $        $         #            $
---------------------------  ---- -------- -------- ------- ------------ ------------
Morton E. David(1).......    1997 $550,000 $233,360 $15,039    25,000      $69,790
 Chairman and Co-Chief       1996  550,000  363,478  34,985   100,000       65,570
 Executive Officer           1995  500,000  284,000  34,785         0       68,050
William H. Turner(2).....    1997  132,212   58,340   7,068   150,000            0
 President and Co-Chief
 Executive Officer
Michael Kemp(3)..........    1997  165,000   50,000  16,793     8,000        5,163
 Managing Director           1996  158,969   80,000   9,795     8,000        5,637
 Franklin Electronic         1995  147,160   75,000  14,936    19,000        5,600
 Publishers (Europe) Ltd.
Barry J. Lipsky(4).......    1997  160,000   75,000       0     6,000            0
 Vice President              1996  160,000   55,000       0     5,000            0
                             1995  150,000   50,000  15,000     5,000            0
Michael R. Strange.......    1997  175,000   50,000       0     8,000            0
 Executive Vice President    1996  175,000   70,000       0     8,000            0
                             1995  162,500   65,000       0     8,000            0
Gregory J. Winsky........    1997  172,500   50,000       0     8,000            0
 Senior Vice President       1996  172,500   70,000       0     6,000            0
                             1995  162,500   65,000       0     8,000            0

--------
(1) The Other Annual Compensation amounts represent payments made in connection with relocation and automobiles. The All Other Compensation amount for the 1995 fiscal year represents payment of insurance premiums for life insurance and $56,000 accrued by the Company in respect of post-retirement payments to be made to Mr. David pursuant to the terms of his employment agreement. Such amount represents one-tenth of the $560,000 accrued by the Company in fiscal 1995 in respect of such payments for the ten years of Mr. David's employment by the Company. The All Other Compensation amount for the 1996 fiscal year represents payment of insurance premiums for life insurance and $55,520 of pension accrual to be made to Mr. David pursuant to the terms of his employment agreement. The All Other Compensation amount for the 1997 fiscal year represents payment of insurance premiums for life insurance and $59,740 of pension accrual to be made to Mr. David pursuant to the terms of his employment agreement. See "Employment Contracts, Termination of Employment and Change-In-Control Arrangements."
(2) The Other Annual Compensation amount represents payments made in connection with an automobile.
(3) The Other Annual Compensation amounts represent payments made in connection with automobiles. The All Other Compensation amounts represent payment of insurance premiums for life insurance and payments in connection with retirement benefits.
(4) The Other Annual Compensation amount represents payments made in connection with relocation.

  No stock appreciation rights, long-term restricted stock awards or long-term incentive plan payouts (as defined in the proxy regulations of the Securities and Exchange Commission) were awarded to, earned by, or paid to the Named Executive Officers during any of the Company's last three fiscal years.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth information with respect to grants of stock options to purchase Common Stock pursuant to the Option Plan granted to the Named Executive Officers during the fiscal year ended March 31, 1997. Certain options identified below were subject to and were exchanged in a "like-value exchange" program approved by the Board of Directors on August 29, 1996. See "Like-Value Exchange of Stock Options."

                                   INDIVIDUAL GRANTS
                         --------------------------------------
                                                                      POTENTIAL
                                                                   REALIZABLE VALUE
                                    PERCENT OF                    AT ASSUMED ANNUAL
                         NUMBER OF    TOTAL                      RATES OF STOCK PRICE
                         SECURITIES  OPTIONS                         APPRECIATION
                         UNDERLYING GRANTED TO                     FOR OPTION TERM
                          OPTIONS   EMPLOYEES  EXERCISE EXPIRA- ----------------------
                         GRANTED(1) IN FISCAL   PRICE    TION       5%         10%
NAME                         #         YEAR      $/SH    DATE       $           $
----                     ---------- ---------- -------- ------- ---------- -----------
Morton E. David.........   25,000       7.7     17.75   7/12/06    279,072     707,223
William H. Turner.......  150,000      46.1     17.75   7/12/06  1,674,432   4,243,339
Michael Kemp............    8,000       2.5     25.50   5/02/06    128,295     325,163
Barry J. Lipsky.........    6,000       1.8     25.50   5/02/06     96,225     243,843
Michael R. Strange......    8,000       2.5     25.50   5/02/06    128,295     325,123
Gregory J. Winsky.......    8,000       2.5     25.50   5/02/06    128,295     325,123
All Shareholders(2).....                                        59,560,448 150,937,870

--------
(1) Options with respect to one-third of the shares become exercisable on each of the first, second and third anniversaries of the date of grant, except for the option granted to Mr. Turner, which becomes exercixable as to one-fourth of such shares on each of the first, second, third, and fourth anniversaries of the date of grant.
(2) These figures were calculated assuming that the price of the 8,060,133 shares of Common Stock outstanding on March 31, 1997 increased from $11.75 per share at compound rates of 5% and 10% per year for ten years. The purpose of including this information is to indicate the potential realizable value at the assumed annual rates of stock price appreciation for the option term for all of the Company's shareholders.

                         FISCAL YEAR-END OPTION VALUES

  The following table sets forth information with respect to the value at March 31, 1997 of unexercised stock options held by the Named Executive Officers. None of the Named Executive Officers exercised any stock options during the fiscal year ended March 31, 1997.

                                     NUMBER OF
                                    SECURITIES
                                    UNDERLYING                 VALUE OF
                                    UNEXERCISED               UNEXERCISED
                                      OPTIONS                IN-THE-MONEY
                                     AT FISCAL                OPTIONS AT
                                    YEAR-END(#)         FISCAL YEAR-END ($)(1)
NAME                         EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
----                         ------------------------- -------------------------
Morton E. David.............        8,222/90,778                      $0/0
William H. Turner...........       7,500/150,000                    $750/0
Michael Kemp................       24,640/16,680              $5,000/2,500
Barry J. Lipsky.............        16,813/9,427                $1,667/834
Michael R. Strange..........       29,307/13,013             $50,167/1,334
Gregory J. Winsky...........       40,813/12,027             $95,167/1,334

--------
(1) Fair market value of securities underlying the options minus the exercise price of the options at fiscal year end.

                     LIKE-VALUE EXCHANGE OF STOCK OPTIONS

  On August 29, 1996, the Board of Directors approved a program allowing a "like-value exchange" of certain options previously awarded to employees, including the Named Executive Officers. Optionees were given the opportunity to exchange options previously awarded with an option price of more than $19 per share for new options which had a value equal to the old options, but for fewer shares, at the then current stock price of $14 per share and with the same term as the remaining term of the old options.

  This program was offered because the Common Stock had experienced significant volatility over the past five years. Much of that volatility was created by dramatic shifts in the consumer electronics industry as well as in the investment community. The Board believed that options at exercise prices significantly higher than current market prices no longer served as an incentive to the optionees and, as a result, did not adequately focus the optionees on the goal of increasing shareholder value as measured by the price of the Common Stock.

  All stock options have a value which is measured in terms of vesting period, years elapsed and remaining in the option's ten year term, the option price at issuance, the current market price of the underlying stock and the volatility of the underlying stock over a period of years. The Black-Scholes model has become generally accepted in the financial community as a proper means of valuing a stock option at any point during its option life. The Company calculated the relevant Black-Scholes values for both the options to be exchanged and the new options and determined the exchange ratios for each of the option grants included in the program. The exchange ratios were set such that the new options had the same value as the exchanged options. The net result is that the exercise price of the new options is lower than the exercise price of the options exchanged, but the number of shares of Common Stock underlying the options is reduced, while the term of the new options is the same as the remaining term of the exchanged options. The Company should incur no significant new costs in conjunction with the program, since the overall value of the grants remained the same. The Board of Directors believed that the reduced exercise price would create a more immediate positive incentive to the optionees who agreed to the exchange. This was, and continues to be, especially important during a period of transition for which continuity and intensified commitment of management is essential. To support this incentive effect, the program requires optionees to hold their new options at least six months after exchange before exercising them irrespective of prior exercisability.

                              BOARD OF DIRECTORS

        Edward H. Cohen                                     Howard L. Morgan
        Morton E. David                                     Jerry R. Schubel
        Bernard Goldstein                                   James H. Simons
        Leonard M. Lodish                                   Michael R. Strange
        James Meister                                       William H. Turner

  The following table sets forth the details of all exchanges and repricings of options held by any executive officer during the last ten completed fiscal years, including those in connection with the 1996 like-value exchange.

                           10-YEAR OPTION REPRICINGS

                                                                                        LENGTH OF
                                                                             NUMBER OF   ORIGINAL
                                   NUMBER OF                                 SECURITIES    TERM
                                   SECURITIES   MARKET    EXERCISE           UNDERLYING   OPTION
                                   UNDERLYING  PRICE OF   PRICE AT            OPTIONS   REMAINING
                          DATE OF   OPTIONS    STOCK AT    TIME OF             AFTER    AT DATE OF
                         EXCHANGE  EXCHANGED    TIME OF   EXCHANGE    NEW     EXCHANGE   EXCHANGE
                            OR         OR     EXCHANGE OR    OR     EXERCISE     OR         OR
NAME AND POSITION        REPRICING  REPRICED   REPRICING  REPRICING  PRICE   REPRICING  REPRICING
-----------------        --------- ---------- ----------- --------- -------- ---------- ----------
Morton E. David.........  8/29/96   100,000     $13.50     $27.75    $14.00    74,000     8 yrs.
 Chairman and Co-Chief    5/29/90    25,000     $ 4.25     $12.50    $ 8.00    25,000     8 yrs.
 Executive Officer        5/29/90    25,000     $ 4.25     $8.875    $ 8.00    25,000     9 yrs.
Michael Kemp............  8/29/96     8,000     $13.50     $27.75    $14.00     5,920     8 yrs.
 Managing Director        8/29/96     8,000     $13.50     $25.50    $14.00     6,400     9 yrs.
 Franklin Electronic
 Publishers (Europe)
 Ltd.
Barry J. Lipsky.........  8/29/96     6,000     $13.50     $27.75    $14.00     4,800     8 yrs.
 Vice President           8/29/96     6,000     $13.50     $25.50    $14.00     4,440     9 yrs.
                          5/29/90    10,000     $ 4.25     $12.50    $ 8.00    10,000     8 yrs.
                          5/29/90     9,000     $ 4.25     $8.875    $ 8.00     9,000     9 yrs.
Michael R. Strange......  8/29/96     8,000     $13.50     $27.75    $14.00     5,920     8 yrs.
 Executive Vice Presi-
 dent                     8/29/96     8,000     $13.50     $25.50    $14.00     6,400     9 yrs.
                          5/29/90    15,000     $ 4.25     $12.50    $ 8.00    15,000     8 yrs.
                          5/29/90    11,000     $ 4.25     $8.875    $ 8.00    11,000     9 yrs.
Gregory J. Winsky.......  8/29/96     6,000     $13.50     $27.75    $14.00     4,440     8 yrs.
 Senior Vice President    8/29/96     8,000     $13.50     $25.50    $14.00     6,400     9 yrs.
                          5/29/90    12,000     $ 4.25     $12.50    $ 8.00    12,000     8 yrs.
                          5/29/90     9,000     $ 4.25     $8.875    $ 8.00     9,000     9 yrs.
Kenneth H. Lind.........  8/29/96     8,000     $13.50     $27.75    $14.00     5,920     8 yrs.
 Vice President, Fi-
 nance,                   8/29/96     8,000     $13.50     $25.50    $14.00     6,400     9 yrs.
 and Treasurer            5/29/90    12,000     $ 4.25     $12.50    $ 8.00    12,000     8 yrs.
                          5/29/90     9,000     $ 4.25     $8.875    $ 8.00     9,000     9 yrs.
Toni B. Tracy...........  8/29/96     5,000     $13.50     $27.50    $14.00     3,700     8 yrs.
 Vice President           8/29/96     3,000     $13.50     $25.50    $14.00     2,400     9 yrs.

                           COMPENSATION OF DIRECTORS

  Each director of the Company who is not an employee of the Company or any of its subsidiaries receives, for his services as a director of the Company, an annual grant of options under the Option Plan to purchase 3,000 shares of Common Stock. No cash payment is made to any non-employee director of the Company for service as a director nor do directors receive any fees from the Company for attending meetings of the Board of Directors.

                     EMPLOYMENT CONTRACTS, TERMINATION OF
                       EMPLOYMENT AND CHANGE-IN-CONTROL
                                 ARRANGEMENTS

  The Company has an employment agreement with Morton E. David (the "Employment Agreement") which provides, among other things, for Mr. David's continued employment as Co-Chief Executive Officer of the Company until March 2001. The Employment Agreement provides that Mr. David's annual salary shall not be less than $550,000. The Employment Agreement also provides for payment of an annual cash bonus to Mr. David of two percent of the Company's consolidated pre-tax earnings. Upon expiration of the term (the "Employment Term") of the Employment Agreement, the Company has agreed to retain Mr. David as a consultant for a sixty month period at a monthly fee of $2,000.

  Upon termination of the Employment Agreement due to Mr. David's injury or illness, the Company is required to pay Mr. David his salary and an annual bonus for the balance of the Employment Term; upon termination of the Employment Agreement due to Mr. David's death, the Company is required to pay to Mr. David's estate his salary and an annual bonus for the balance of the Employment Term. If the Employment Agreement is terminated without cause by the Company, the Company is required to make a lump sum payment to Mr. David in an amount equal to his then current salary for the balance of the Employment Term or for two years, whichever is less, and up to two times the average bonus paid to Mr. David for the two fiscal years immediately preceding the termination of the Employment Agreement. The Employment Agreement also provides that Mr. David shall have the right to terminate the Employment Agreement if he suffers a diminution in his authority in connection with his employment by the Company; in such event, the Company is required to pay Mr. David his salary and an annual bonus for the balance of the Employment Term.

  The Employment Agreement includes a retirement plan pursuant to which the Company will pay Mr. David an annual amount equal to $7,500 times the number of years of service as defined under the Employment Agreement. Such amount would be payable to either Mr. David or his beneficiaries on a monthly basis after the end of the Employment Term; such payments are to be made until the later to occur of Mr. David's death or the date that 120 monthly payments have been made to Mr. David and/or his beneficiaries.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

  The members of the Compensation Committee for the fiscal year ended March 31, 1997 were Bernard Goldstein, Howard Morgan and James Simons.

  The investment banking firm of Broadview Associates, LLC, of which Mr. Goldstein is a director, provided investment banking services to the Company in prior years and may continue to provide such services to the Company in the fiscal year ending March 31, 1998.

  Mr. Morgan provided consulting services to the Company in the fiscal year ended March 31, 1997 and may continue to provide such services to the Company in the fiscal year ending March 31, 1998.

  The investment advisory firm of Renaissance Technologies Inc., of which Mr. Simons is Chairman of the Board and sole shareholder, provided certain administrative services to the Company in the fiscal year ended March 31, 1997 and will continue to provide such services to the Company in the fiscal year ending March 31, 1998.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The responsibilities of the Compensation Committee include administering the Option Plan and fixing the compensation, including salaries and bonuses, of all officers of the Company.

 Overall Policy

  The Compensation Committee believes that the Company's officers have been largely responsible for the Company's success. Based on this belief, the Compensation Committee has structured the Company's compensation program (i) to compensate its executive officers on an annual basis with a cash salary at a sufficient level to retain and motivate these officers, (ii) to link a portion of executive compensation to the Company's performance by means of annual bonuses and (iii) to link a portion of executive compensation to appreciation of the Company's stock price by means of stock options. The objectives of this strategy are to attract and retain effective and highly qualified executives, to motivate executives to achieve the goals inherent in the Company's business strategy and to link executive and shareholder interest through stock options.

 Base Salaries

  Annual base salaries for the officers are determined by evaluating the performance of the individuals and their contributions to the performance of the Company and are based on the recommendation of Messrs. David and Turner as co-chief executive officers. Financial results, as well as non-financial measures such as the magnitude of responsibility of the position, individual experience, and the Compensation Committee's knowledge of compensation practices for comparable positions at other companies are considered.

  In establishing Mr. David's annual base salary of $550,000 for the fiscal year ending March 31, 1998 (which amount was originally established in 1994 in conjunction with the execution of the Employment Agreement), the Compensation Committee took into account the Company's achievements in fiscal 1992 and 1993, and its assessment of Mr. David's individual performance, as well as base salaries for chief executive officers at companies of comparable size and complexity, both public and private, known to members of the Compensation Committee. The Compensation Committee also took into account Mr. David's contribution to the Company's growth and diversity and his future anticipated contributions to the Company.

  In connection with the execution of the Employment Agreement, the Compensation Committee also awarded Mr. David a retirement plan pursuant to which payments will be made to Mr. David upon his retirement. See "Employment Contracts, Termination of Employment and Change-in-Control Arrangements."

  The Company has not entered into a written employment agreement with William
H. Turner as Co-Chief Executive Offer and President of the Company. In July, 1996, Mr. Turner was elected President and Co-Chief Executive Officer effective on October 1, 1996 and his salary was set by the Compensation Committee of the Board of Directors at $275,000 per year. By resolution of the Compensation Committee, bonus payments of one percent of the Company's net earnings before taxes in connection with each year of his employment with the Company were set aside for payment to Mr. Turner, which bonus was prorated to 0.5% of such amount for the Company's 1997 fiscal year to reflect Mr. Turner's effective date of employment. At that time, Mr. Turner was granted an option under the Company's Stock Option Plan to purchase 150,000 shares at $17.75 per share vesting over four years at a rate of 37,500 per year with the understanding that if Mr. Turner's employment is terminated by the Company without cause on or before March 31, 1998, the vesting of such option shall accelerate so that shares under option due to vest within thirteen months of such termination shall vest immediately.

  In establishing Mr. Turner's annual base salary of $275,000 for the fiscal year ending March 31, 1998, the Compensation Committee took into account the base salaries for Chief Executive Officers at companies of comparable size and complexity, both public and private, known to members of the Compensation Committee and Mr. Turner's future anticipated contributions to the Company.

 Bonus Plan

  The Company's bonus plan provides incentives for all of the Company's employees by tying profitability to an annual cash bonus distribution. In part, the Company's bonus plan has been intended to focus the executives' attention on short-term or annual business results and to award employees each year based on their contributions to the profits of the Company. Six percent of the Company's consolidated pre-tax earnings are set aside for distribution under the bonus plan, in the form of cash bonuses, to employees other than Mr. David (for whom an additional two percent of such earnings is set aside for cash bonuses pursuant to the Employment Agreement). 1% of such sums have been set aside for payment to Mr. Turner by resolution of the Company's Board of Directors. The participants in the bonus plan and their level of participation are determined by the Compensation Committee in its discretion, based on the recommendation of Mr. David and Mr. Turner, and are based on an evaluation of the performance, level of responsibility and leadership of the individual executives in relation to corporate results.

 Long-term Incentives

  Under the Option Plan, stock options are granted to executives of the Company. Stock options are designed to focus the executives' attention on stock values and to align the interests of executives with those of the shareholders. Stock options are customarily granted at prices equal to the fair market value at the date of grant, are not exercisable until the first anniversary of the date of grant and do not become fully exercisable until the third anniversary of the date of grant. The options generally remain exercisable during employment until the tenth anniversary of the date of grant. This approach provides an incentive to executives to increase shareholder value over the long term since the full benefit of the options cannot be realized unless stock price appreciation occurs over a number of years. Options are generally granted to Mr. David and Mr. Turner based on the Compensation Committee's assessment of their individual performances and to executive officers based on the recommendation of Mr. David and Mr. Turner.

                            COMPENSATION COMMITTEE

                               Bernard Goldstein
                               Howard L. Morgan
                                James H. Simons

                               PERFORMANCE GRAPH

  The following performance graph is a line graph comparing the yearly change in the cumulative total shareholder return on the Common Stock against the cumulative return of the Russell 3000 companies, and a line of business index comprised of the Russell 3000 Publishing companies for the five fiscal years ended March 31, 1997.



                             [GRAPH APPEARS HERE]

   Value of $100.00 invested over five years:
     Franklin Electronic Publishers Incorporated Common Stock............ $104.44
     Russell 3000 companies.............................................. $208.08
     Russell 3000 Publishing companies................................... $134.82

                             SELECTION OF AUDITORS

  The Audit Committee has recommended to the Board of Directors, and the Board of Directors has selected, Feldman Radin & Co., P.C., independent auditors, as auditors of the Company for the fiscal year ending March 31, 1998. Although shareholder ratification of the Board of Directors' action in this respect is not required, the Board considers it desirable for shareholders to pass upon the selection of auditors and, if the shareholders disapprove of the selection, intends to select other auditors for the fiscal year ending March 31, 1998.

  It is expected that representatives of Feldman Radin & Co., P.C. will be present at the meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from shareholders.

  The Board of Directors recommends a vote FOR ratification of the appointment of the auditors. Proxies received in response to this solicitation will be voted FOR the appointment of the auditors unless otherwise specified in the proxy.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The law firm of Rosenman & Colin LLP, of which Mr. Cohen is a partner, was engaged as the Company's general outside counsel in the fiscal year ended March 31, 1997 and will continue to be so engaged for the fiscal year ending March 31, 1998. Payments for such services amounted to approximately $192,000 for the fiscal year ended March 31, 1997.

  The investment banking firm of Broadview Associates, LLC, of which Mr. Goldstein is a director, provided investment banking services to the Company in prior years and may continue to provide such services to the Company. The Company did not make any payments in connection with such services during the fiscal year ended March 31, 1997.

  Mr. Morgan provided consulting services to the Company in the fiscal year ended March 31, 1997 and will continue to provide such services to the Company in the fiscal year ending March 31, 1998. Payments for such services amounted to approximately $15,400 for the fiscal year ended March 31, 1997.

  The firm of Renaissance Technologies Inc., of which Mr. Simons is Chairman of the Board and sole shareholder, provided certain administrative services to the Company in the fiscal year ended March 31, 1997 and will continue to provide such services to the Company in the fiscal year ending March 31, 1998. Payments for such services amounted to approximately $2,800 for the fiscal year ended March 31, 1997.

                                 MISCELLANEOUS

  Any proposal of an eligible shareholder intended to be presented at the next annual meeting of share- holders must be received by the Company for inclusion in its proxy statement and form of proxy relating to that meeting no later than March 25, 1998.

  The Board of Directors of the Company does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the meeting other than those set forth in the accompanying Notice of Annual Meeting of Shareholders. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote any proxies in accordance with their judgment.

  The Company will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this Proxy Statement and other material which may be sent to shareholders in connection with this solicitation. Solicitation may be made by mail, telephone, telegraph and personal interview. The Company may reimburse persons holding shares in their names or in the names of nominees for their expense in sending proxies and proxy material to their principals.

  Copies of the 1997 Annual Report to Shareholders, which includes the Company's Annual Report to the Securities and Exchange Commission (Form 10-K), are being mailed to shareholders simultaneously with this Proxy Statement.

                                          By order of the Board of Directors,

                                          GREGORY J. WINSKY
                                          Secretary

Burlington, New Jersey
June 23, 1997

                 FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED


                   PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

                                 JULY 23, 1997


          This Proxy Is Solicited On Behalf of the Board of Directors


   The undersigned hereby appoints MORTON E. DAVID and GREGORY J. WINSKY, or either of them, attorneys and proxies, with power of substitution and revocation, to vote, as designated below, all shares of stock which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders (including all adjournments thereof) of FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED to be held on Wednesday, July 23, 1997 at 10:00 A.M. at the offices of The Chase Manhattan Corporation, 270 Park Avenue, 11th Floor Room A, New York, New York. The Board of Directors recommends a vote FOR proposals 1 and 2.


1. ELECTION OF DIRECTORS

   ____  FOR all nominees           ____ WITHHOLD AUTHORITY
                                         to vote for all nominees

   Edward H. Cohen, Morton E. David, Bernard Goldstein, Leonard M. Lodish, James Meister, Howard L. Morgan, Jerry R. Schubel, James H. Simons, Michael R. Strange and William H. Turner.

   Shareholders may withhold authority to vote for any nominee(s) by writing the name of that nominee in the space provided below.




2. APPROVAL of the appointment of auditors as set forth in the accompanying Proxy Statement.

   ___ FOR                   ___ AGAINST                ___ ABSTAIN

3. The proxy is authorized to transact such other business as may properly come before the meeting.

   This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted FOR items 1 and 2 and in the discretion of said proxy on any other matter which may come before the meeting or any adjournments thereof.


                                       Dated:  _______________, 1997


                                       -------------------------------
                                                 Print Name

                                       -------------------------------
                                                  Signature

NOTE: When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, please give your full title as such. If a corporation, please sign full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.


               PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD
                     PROMPTLY USING THE ENCLOSED ENVELOPE.